Exhibit 10.1

SEPARATION AND

CONSULTING SERVICES AGREEMENT

THIS SEPARATION AND CONSULTING SERVICES AGREEMENT (this “Agreement”), is entered on April 18, 2023 (the “Effective Date”) by and among Xerox Corporation and Xerox Holdings Corporation (collectively, the “Company”) and Louis J. Pastor (“Pastor”). As used herein, the Company and Pastor are each referred to as a “Party” and collectively the “Parties.”

WHEREAS, Pastor intends to tender his resignation as Executive Vice President, Chief Corporate Development Officer and Chief Legal Officer, to the Company, and the Company intends to accept such resignation, which resignation shall be effective as of April 28, 2023; and

WHEREAS, the Company wishes to obtain certain services of Pastor following the effective date of his resignation, and Pastor is willing to provide such services, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Pastor hereby agree as follows:

1.

Separation from Company Employment. Pastor and the Company have agreed that Pastor’s resignation from employment with the Company will be effective at the close of business on April 28, 2023. Pastor and the Company have agreed Pastor shall remain employed on a full-time basis in his current position as Executive Vice President, Chief Corporate Development Officer and Chief Legal Officer through the close of business on April 28, 2023, unless terminated earlier by Pastor or the Company. The date on which Pastor’s employment terminates for any reason, including his separation on April 28, 2023, is referred to as the “Separation Date.” After the Separation Date, Pastor shall no longer be an employee of the Company.

2.

Services to be Provided After the Separation Date. Subject to the execution by Pastor of the General Release, Noncompetition and Nonsolicitation Agreement (“General Release”) appended hereto as Exhibit A, the Company and Pastor hereby enter an agreement whereby during the Term (as defined below), Pastor shall perform for the Company the “Services” described on Exhibit B attached hereto and made a part hereof and the Company shall pay Pastor the Fees specified in Exhibit B attached hereto, in accordance with Exhibit B.

3.

Term. The term of this Agreement shall commence on May 1, 2023 and shall continue thereafter for a period of 12 months, ending April 30, 2024, or until terminated earlier by either party pursuant to Section 12(a) (the “Term”).

4.	Compensation; No Benefits.

a.

As compensation for Pastor’s performance of the Services to be performed under this Agreement, and for Pastor’s execution of the General Release, the Company shall pay Pastor the amounts specified in Exhibit B attached hereto, in accordance with the schedule set forth on Exhibit B. The Company shall reimburse Pastor for all reasonable out-of-pocket expenses incurred by Pastor during the Term in conjunction with providing such Services in accordance with the Company’s written expense reimbursement policy that has been delivered to Pastor.

b.

Pastor is not an employee of the Company after the Separation Date, and after the Separation Date will not be entitled to participate in or receive any benefits as a current employee of the Company under any Company employee benefit plans, including, without limitation, employee health, life, disability or other insurance, pension, or savings plans (each, a “Company Plan”), as a result of entering into this Agreement. Notwithstanding the foregoing, nothing shall limit Pastor’s rights to participate in, or receive any vested benefits under any Company Plan or to receive benefits under any Company Plan as a former employee of the Company after the Separation Date. For example, Pastor may elect continuation coverage under Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA”) and the terms of the applicable Company Plans in accordance with COBRA and the terms of such Company Plans.

5.	Independent Contractor; Performance.

a.

For purposes of this Agreement and all Services to be provided hereunder, Pastor shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Pastor shall be solely responsible for all taxes arising with respect to this Agreement, including without limitation any income and self-employment taxes. The parties agree that the Company shall not withhold any amounts for taxes or pay any of the taxes or fees contemplated in the preceding sentence in connection with the Services to the Company. The Company will report all compensation income under this Agreement on a Form 1099.

b.

Pastor shall exercise reasonable skill and care in providing the Services hereunder, and shall render the Services in a professional manner, consistent with industry standards. Pastor shall render the Services to the Company at such times and in such manner as reasonably requested by the Chief Executive Officer of the Company.

6.

Not an Agreement for Legal Services. The Company acknowledges and agrees that Pastor shall not be providing legal services or legal advice to the Company during the Term and the rendering of any or all of the Services by Pastor to the Company shall not establish an attorney-client relationship. Under no circumstances shall the Company request or expect that Pastor provide legal services or legal advice to the Company after the Separation Date, and under no circumstances shall the Company deem or rely on the Services as legal services or legal advice.

7.	Indemnification. The Company agrees to provide certain indemnifications to Pastor as set forth in Exhibit C hereto.

8.

Confidentiality; Non-Disclosure. Pastor shall not at any time, during the Term or thereafter, directly or indirectly disclose or reveal to any person or entity any Confidential Information of the Company or of any third parties which the Company is under an obligation to keep confidential, except to the Company or as otherwise authorized by the Company in writing. The term “Confidential Information” shall mean all information concerning the business or other affairs of the Company or its customers and shall include, without limitation, all trade secrets and other information received from third parties and required to be held in confidence by the Company, all non-public information relating to existing and potential customers, markets, contracts, prices, products, personnel, strategies, policies, systems, procedures, technologies, works, business methods or other methods, know-how, information, data, financial information, processes, trade secrets, inventions, developments, applications and any other information relating to any of the foregoing of the Company. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Pastor or made available to Pastor concerning the Services or the Company shall be included in Confidential Information, shall be the Company’s property and shall be delivered to the Company at any time on request, including upon termination of the Term. Confidential Information shall not, however, include any information that, as of the date of disclosure to Pastor: (i) was generally available to the public through no act or omission of Pastor; (ii) becomes publicly known or made generally available after disclosure by Company to Pastor through no wrongful action or omission by Pastor; or (iii) was independently acquired by Pastor without violating any of Pastor’s obligations under this Agreement. Pastor shall not directly or indirectly, either during or after the Term, use or attempt to use any Confidential Information for any purpose except (and then only during the Term) as may be required for Pastor to perform the Services. The Confidential Information and all material, whether in written, non-written, digital, photographic or any other tangible or intangible format, embodying Confidential Information is acknowledged to be the property of the Company.

9.	Restrictions on Use of Confidential Information.

a.

Pastor understands and acknowledges that Pastor is aware that Confidential Information is or may be material information and that the use of such information may be regulated, restricted or prohibited by applicable laws relating to insider trading or dealing. The Company agrees that if it wishes to share any Confidential Information it believes is or may be material, non-public information by applicable laws relating to insider trading or dealing, it will notify Pastor in advance and request his written consent to receive such information, which such written consent Pastor may decline to provide. If, and to the extent, Pastor consents to receive Confidential Information, Pastor agrees that Pastor shall not use such Confidential Information for trading in the securities of the Company or for any other unlawful purpose.

b.

Nothing in this Agreement restricts or prohibits Pastor from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

c.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.	Proprietary Information and Works. Pastor understands and acknowledges that he is bound by the terms of the General Release. In addition, Pastor agrees to the following covenants:

a.

The term “Proprietary Information” includes but is not limited to the Company’s modes and methods of conducting its business and marketing activities, its trade secrets, customer lists, investor lists, independent consultant lists, partner lists, financial structure and information, inventions, improvements, enhancements, sources of development, technical developments, trademarks, computer programs, know-how, techniques, data, discoveries, copyrightable works, business plans, and other information, ideas, inventions or documents regarding the business or technology of the Company. Without limiting the foregoing, Proprietary Information also includes the Company’s business strategies and proposals, past or future financings, marketing plans and strategies, forecasts, pricing information and strategies, the names, contacts and preferences of past, current and prospective independent consultants and customers, the salaries, duties, qualifications, performance levels, and terms of compensation of employees and consultants, and/or the Company’s actual or anticipated business, research or development. Proprietary Information includes the items set forth above whether or not developed or created by the Company. Proprietary Information is and shall at all times remain the Company’s property. Work (as defined below) owned by or assigned to the Company pursuant to this Agreement shall be considered part of the Proprietary Information.

b.

The term “Work” shall mean any work of authorship, text, writing, art, graphics, web site materials, manuals, documentation, photographs, software, computer code (including both source code and object code), invention, discovery, know-how, idea, trade secret, technique, formula, machine, method, process, product, device, composition, program, design, confidential information, proprietary information, or configuration of any kind.

c.

The term “Pastor Proprietary Information and Work” shall mean any Proprietary Information or Work relating to the Company or otherwise, developed by Pastor, whether or not patentable or copyrightable, that are created, discovered, produced, made, written, developed or conceived by Pastor, alone or with others, at any time while Pastor is engaged by the Company.

d.

Pastor shall within a reasonable period of time communicate to the Company, in writing, all Pastor Proprietary Information and Work. For the purpose of this Agreement, a reasonable period of time means a period of time that allows the Company to exploit the Pastor Proprietary Information and Work in the existing and reasonably contemplated operation of the Company.

e.

Pastor acknowledges that all Pastor Proprietary Information and Work shall be deemed a work-made-for-hire and shall be the property of the Company. To the extent that any such Pastor Proprietary Information or Work is not, by operation of law or otherwise, deemed to be the property of the Company, Pastor agrees to assign, transfer and convey; hereby assigns, transfers and conveys; and hereby causes the assignment, transference and conveyance, to the Company all right, title and interest in and to all Pastor Proprietary Information and Work for the territory of the United States and its possessions and territories and all foreign countries, as well as complete ownership of all United States and foreign patent applications, including provisionals, non-provisionals, divisions, continuations, continuations-in-part, requests for continued examinations, utility models, PCT applications and designs and any other related United States and foreign applications and equivalents thereof (“Applications”), along with the right to claim priority to such Applications under any treaty relating thereto; all United States and foreign patents, utility models, inventor’s certificates and designs and all equivalents thereof which may be granted for said Applications, including extensions, renewals, reissues and reexamination certificates thereof (“Patents”); trademarks; copyrights; trade secrets and other intellectual property rights which the Company may desire to secure with respect to such Proprietary Information and Work. Pastor further agrees, both during the Term and thereafter, to cooperate with the Company in procuring such Applications, Patents, trademarks, copyrights, trade secrets, and other intellectual property rights, including executing or causing the execution of all assignments and any other documents necessary or incidental to such processes, all without further payment or consideration. Pastor further agrees to protect such Pastor Proprietary Information and Work from disclosure to persons outside the Company, except as the Company shall direct in writing. At the end of the Term, to the extent not already disclosed to the Chief Executive Officer, other senior executives of the Company or appropriate executives as designated by the Company, Pastor agrees to promptly disclose any Pastor Proprietary Information and Works so that the Company may confirm its ownership.

11.

Dispute Resolution & Remedies. The Parties agree and acknowledge that all claims arising out of or relating to this Agreement shall be governed by the dispute resolution provision in Paragraph 14 of the General Release. Except as otherwise required by applicable law, the Company’s exclusive remedy for any breach of this Agreement by Pastor shall be relief from any further obligation to pay Pastor any fees under this Agreement. Such relief shall only be available to the Company if Pastor is found in a final, binding and conclusive decision from an arbitrator (as contemplated in Paragraph 14 of the General Release) to have breached this Agreement in a manner that causes material harm or damages to the Company. In addition to any other remedy available at law or equity, Pastor shall be entitled to full payment of all fees and expenses owed under this Agreement, with interest of 12% per annum, if the Company is found in a final, binding and conclusive decision from an arbitrator (as contemplated in Paragraph 14 of the General Release) to have breached this Agreement.

12.	Termination.

a.

Notwithstanding any other provisions of this Agreement, (i) the Company or Pastor may terminate the Term of this Agreement for any or no reason upon 10 days’ prior written notice to the other Party, and (ii) the Company may terminate the Term of this Agreement immediately for Cause upon written notice to Pastor.

b.

In the event of any termination of the Term by Pastor or the Company for any reason, Pastor shall be entitled to be paid, and the Company shall be obligated to pay Pastor, any portion of the Fees (as defined in Exhibit B) accrued, and any expenses incurred but not yet reimbursed, through the effective date of such termination (“Accrued Fees”).

c.

In the event of the termination of the Term by the Company without Cause, in addition to any Accrued Fees, Pastor shall be entitled to be paid, and the Company shall be obligated to pay Pastor, all Fees that Pastor would otherwise have been entitled to receive under this Agreement through April 30, 2024, had the Company not terminated the Term (the “Remaining Fees”). The Company shall pay the Remaining Fees to Pastor at the same time, in the same amounts and in the same manner, as such Remaining Fees would have been paid had the Company not terminated the Term.

d.

In the event the Term is terminated prior to April 30, 2024 by Pastor or due to Pastor’s death or disability, in addition to any Accrued Fees, Pastor shall be entitled to be paid, and the Company shall be obligated to pay Pastor, a pro-rated portion of the Performance Fee (as defined in Exhibit B) based on the number of calendar days elapsed in 2023 and calculated and paid in accordance with Exhibit B. For the avoidance of doubt, such pro-rated amount shall be calculated by determining the total amount of the Performance Fee and multiplying it by a fraction (x) the numerator of which is the number of calendar days that elapsed in 2023 prior to termination of the Term by Pastor and (y) the denominator of which is 365.

e.

The term “Cause,” for purposes of this Agreement, shall mean Pastor’s (i) fraud or willful misappropriation of funds with respect to the Company during the Term, (ii) material breach of any provision of this Agreement that remains uncured for 30 days following written notice from the Company, or (iii) indictment or plea of nolo contendere for (A) a felony or (B) a misdemeanor involving fraud or misrepresentation in connection with rendering Services during the Term.

13.	No Conflicting Agreements; Non-Exclusive Engagement.

a.

Pastor represents that Pastor is not a party to any existing agreement which would prevent Pastor from entering into and performing this Agreement. Pastor may from time to time act as a consultant to, perform professional services for (including in a full time employment capacity), or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company.

b.

The Services to be provided by Pastor are not, and will not be, deemed to be exclusive to the Company, and Pastor will be free to render similar services to others and to engage in all such activities as Pastor deems appropriate, provided that (i) Pastor’s performance hereunder is not materially impaired by such other activities and (ii) rendering such services to others will not cause a breach of Pastor’s obligations hereunder or under the General Release.

c.

The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Pastor.

14.

Return of Company Property. Promptly upon demand by the Company, Pastor shall deliver to the Company (and will not keep in Pastor’s possession or deliver to anyone else) all Confidential Information of the Company and all software, documentation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Pastor as part of or in connection with the Services or otherwise belonging to the Company. Pastor shall not remove any of the Company property from the Company premises without written authorization from the Company. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that Pastor shall retain and continue to utilize the laptop, cellular phone and printer that Pastor was provided by the Company during his employment with the Company.

15.

Entire Agreement. This Agreement, including all Exhibits thereto, constitutes the complete and final agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the parties regarding the subject matter hereof; provided, however, that nothing contained herein shall supersede the terms and conditions of the General Release or the Indemnification Agreement dated as of December 1, 2022 between Xerox Holdings Corporation and Louis[sic] J. Pastor.

16.

Assignment. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Pastor shall be entitled to assign Pastor’s rights under this Agreement to a limited liability company or other entity that is 100% owned by Pastor (a “Pastor Entity”), provided that, Pastor continues to render the Services on behalf of such Pastor Entity.

17.

Amendment. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Parties hereto. The failure of a Party to insist upon strict adherence to any term or provision of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term of this Agreement.

18.	Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

19.

Notices. All notices and other communications, including any written consent, required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered via email as follows (provided that notice of change of email address shall be deemed given only when received):

If to the Company, to:

Xerox Holdings Corporation

Attention: Suzan Morno Wade,

Executive Vice President and

Chief Human Resources Officer

Suzan.Morno-Wade@xerox.com

If to Pastor, to:

Louisjpastor@gmail.com

or to such other names or email addresses as the Company or Pastor, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

20.

Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Pastor and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument. Facsimile transmission of signatures on this Agreement will be deemed to be original signatures and will be acceptable to the Parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document or electronically generated signatures (including by DocuSign) shall be acceptable to the Parties for all purposes.

21.

Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

22.	Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York without giving effect to any conflict of laws provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

XEROX HOLDINGS CORPORATION

By:	/s/ Steven J. Bandrowczak
Steven J. Bandrowczak
Title:	Chief Executive Officer

Date: April 18, 2023

LOUIS J. PASTOR

/s/ LOUIS J. PASTOR
Date: April 18, 2023

Exhibit A

General Release, Noncompetition and Nonsolicitation Agreement

Officer Name: Louis J. Pastor

Officer Title:

Employee No.:

Separation Date: April 28, 2023

General Release, Non-Competition and Non-Solicitation Agreement

Effective Date: April 18, 2023

In consideration of the Separation and Consulting Services Agreement (the “Consulting Agreement”) between Xerox Holdings Corporation and me entered into on the date hereof, I, Louis J. Pastor (“I” or “Pastor”), hereby agree as follows:

GENERAL RELEASE

1.

I release Xerox from all the claims described as being released in this Release. For purposes of this General Release, Non-Competition and Non-Solicitation Agreement (the “Agreement”), “Xerox” refers to Xerox Corporation, Xerox Holdings Corporation, and their non-controlling affiliates, and for purposes of the release and non-disparagement provisions set forth in paragraphs 1 through 10 and 15 of this Agreement, includes their employees, directors, officers, agents, , subsidiaries, affiliates, successors, assigns, and the Xerox employee benefit plans in which I either am now or have been a participant, and the trustees, administrators, successors, agents and assigns of those plans.

2.

I release Xerox from any and all claims, even if I don’t know about the claim at this time, based on anything that has occurred prior to the date I sign this General Release. For example, I release Xerox from any claims based on all laws, such as the following (all laws as currently amended):

Equal Pay Act of 1963	Fair Labor Standards Act of 1938

Employee Retirement Income Security Act of 1974 (ERISA), other than my right to receive any accrued benefit to which I am entitled under a Xerox ERISA plan, in accordance with the terms of such plan	Worker Adjustment and Retraining Notification Act of 1989

Title VII of the Civil Rights Act of 1964	Uniformed Services Reemployment Rights Act of 1994

Civil Rights Acts of 1866, 1870, 1871 and 1991	Vietnam Era Veteran’s Readjustment Assistance Act of 1974

Americans with Disabilities Act of 1990	Rehabilitation Act of 1973

Family and Medical Leave Act of 1993

3.

I also release Xerox from claims based on the laws of the state(s) where I am employed and reside, such as state fair employment practice and wage laws or any other law, whether federal, state or local, concerning employment, including (all laws as currently amended): New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, the New York State Corrections Law (including Article 23-A), New York

General Release

Revised January 8, 2001

Whistleblower Statute, New York Paid Family Leave Law, New York State Sick Leave Laws (including all leave laws relating to COVID-19), New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act (New York WARN Laws), retaliation provisions of New York Workers’ Compensation Law, New York State Executive Law (including its Human Rights Law and all amendments thereto), New York City Administrative Code (including its Human Rights Law and all amendments thereto), New York Equal Rights Law, New York State Employment Relations Act, New York Labor Law (including any applicable regulations and/or wage orders), New York City Earned Sick Time Act and New York City COVID-19 Vaccine Leave Law, New York City Fair Workweek Law, New York City Fair Chance Act and Stop Credit Discrimination in Employment Law, New York State False Claims Act, New York State Rights of Persons with Disabilities Law, New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, New York Adoptive Parents Child Care Leave Law, all New York City and State rules and regulations relating to COVID-19, New York State HERO Act; New York State Constitution, and the New York City Charter. I release Xerox from claims based on discrimination in employment such as claims arising out of the offer of employment to me by Xerox, the hiring of me by Xerox, my compensation, any employment contract between Xerox and me, any promises made by Xerox regarding future employment, or based on the termination of my employment. I also release Xerox from claims under state contract or tort law, and from all claims for punitive or compensatory damages, costs or attorney’s fees. I also agree that I will not bring or participate in any class, collective, or representative action, as a plaintiff or class member, against Xerox which asserts, in whole or in part, any claims(s) which arose through the date I sign this Agreement, whether or not such claims are specifically covered by this Agreement. I further agree that if I am included within any class, collective, or representative action I will take all necessary steps to opt-out of the action or refrain from opting in.

4.

Notwithstanding any provision of this Agreement to the contrary, I do not release, and this Agreement does not cause me to release, (i) any rights or remedies in connection with my ownership of vested equity of Xerox, (ii) my rights to indemnification pursuant to the Indemnification Agreement, dated as of December 1, 2022 between Xerox Holdings Corporation and Louis[sic] J. Pastor (the “Indemnification Agreement”), applicable law, the bylaws of Xerox or any applicable directors’ and officers’ insurance, (iii) claims that cannot be released as a matter of law, (iv) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (v) claims to continued participation in certain of the Xerox’s group benefit plans in accordance with their terms or pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) or other applicable law, (vi) any claims to any vested benefits pursuant to the terms of any employee benefit plan of Xerox and applicable law or (vii) any claims that may arise under or relate to the Consulting Agreement.

5.

I hereby represent and warrant that I am not aware of any claims I have or might have against Xerox that are not included in the release of claims in paragraph 3. Moreover, I acknowledge and confirm that I have not made any claims or allegations, the factual foundation for which involves discrimination, sexual harassment, or retaliation related to discrimination or sexual harassment and I understand that none of the consideration provided for in this Agreement is related to such claims or allegations. Further, I represent and warrant that I am not aware of any material violation of law or regulation by Xerox Corporation or Xerox Holdings Corporation or any material violation of Xerox’s rules and policies committed by any Xerox employee, contractor, or vendor acting within the scope of his/her/its employment or business with Xerox Corporation or Xerox Holdings Corporation that has not previously been reported to Xerox Corporation or Xerox Holdings Corporation.

6.

I understand and agree that this General Release and the fees that I will receive under the Consulting Agreement should not be construed, in any way, as an admission by Xerox of any wrongdoing or liability to me.

7.

I understand that nothing contained in this General Release limits my ability to file a charge or complaint with any state or federal government agency about potential violations of laws or regulations, including but not limited to the Securities and Exchange Commission and the EEOC or a comparable state or local agency. I further understand that this General Release does not limit my ability to communicate with any governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency, including providing documents or other information, without notice to Xerox. This General Release does not limit my right to receive an award for information provided to any federal governmental agency related to a possible violation of the federal securities or occupational safety laws; however, I agree to waive my right to recover monetary damages in any charge or complaint filed by me, or lawsuit filed by anyone else on my behalf, related to any other violation of law or regulation.

8.

Except as provided in paragraph 7 above, however, I agree and covenant not to file any suit, charge or complaint against Xerox in any court with regard to any of the claims released in paragraphs 2 and 3. I further represent that no such claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to my employment with Xerox.

9.	Xerox advises me as follows:

•	TO CONSULT WITH AN ATTORNEY OF MY CHOOSING TO COUNSEL ME AS TO MY RIGHTS BEFORE I SIGN THIS GENERAL RELEASE;

•

TO TAKE SUFFICIENT TIME TO DECIDE WHETHER TO SIGN THIS GENERAL RELEASE. I HAVE AT LEAST 14 DAYS FROM THE DATE THIS GENERAL RELEASE IS PROVIDED TO ME TO CONSIDER IT BEFORE I SIGN AND RETURN IT TO XEROX;

•	THAT EVEN AFTER I SIGN AND RETURN THIS RELEASE TO XEROX, I WILL HAVE 7 DAYS THEREAFTER TO CHANGE MY MIND AND REVOKE MY RELEASE BY ASKING XEROX FOR ITS RETURN.

XEROX GENERAL RELEASE

In exchange for the consideration set forth above and except as set forth herein, Xerox agrees to release and forever discharge Pastor from any and all claims, including all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, employment contracts, promises, liability, claims, demands, damages, loss, cost or expense, known or unknown, fixed or contingent, of any nature whatsoever, which Xerox has ever had or now has against Pastor by reason of any matter, cause or thing whatsoever related to Pastor’s employment with Xerox and/or the termination thereof, whether presently known or unknown, discovered or undiscovered, whether or not accrued or fully matured, arising from the beginning of his employment through the date specified as the “Separation Date” above. In addition, effective as of the Separation Date, Xerox releases Pastor from any and all of his obligations to Xerox under (1) the Employee Non-Competition and Non-Solicitation Agreement made as of September 27, 2018 between Xerox Corporation, its subsidiaries divisions and affiliates and Louis[sic] Pastor, and (2) the equity awards granted to Pastor under the Xerox Holdings Corporation Performance Incentive Plan or any predecessor plan thereto, and in each case Pastor shall not have any liability to Xerox for any breach of such agreements. Xerox also waives any claims, and releases Pastor from any liability, under the Proprietary Information and Conflict of Interest Agreement entered into between Xerox Corporation and Pastor and dated September 27, 2018 (the “Proprietary Information Agreement”) to the extent arising from or relating to any action taken by Pastor on or prior to the Separation Date, but Xerox does not release Pastor from any of his obligations to Xerox under the Proprietary Information Agreement, and does not waive its right to enforce the terms of such agreement or relieve Pastor from any liability under such agreement, from and after the Separation Date. In addition, except to the extent prohibited by applicable federal law or otherwise specifically contemplated herein, Xerox waives its right to enforce any clawback or recoupment policies or other policies that may be implemented by Xerox’s Board of Directors from time to time with respect to officers and former officers of Xerox. Xerox does not waive its right to enforce any applicable clawback or recoupment policies that may be implemented by the Board from time to time to the extent required (based on the advice of outside counsel) by applicable state or federal law, or the listing requirements of NASDAQ or other applicable stock exchange. Notwithstanding anything in this Agreement to the contrary, Xerox does not waive: (i) any entitlements under the terms of this Agreement, (ii) any claims that, by law, may not be waived, (iii) any rights or claims that may arise after the Separation Date, (iv) any claims Xerox may have against Employee relating to fraud, embezzlement or other illegal conduct and (v) its right to enforce any share trading policies applicable to former officers as of the Separation DateXerox hereby represents and warrants that it is not aware of any claims Xerox has or might have against Pastor that are not included in the release of claims above.

NON-COMPETITION WITH XEROX BUSINESS

For a period of twelve (12) months from the Separation Date (such period, the “Restricted Period”), I will not directly or indirectly solicit persons or companies that were known to me to have been customers of Xerox during the twelve (12) months prior to the Separation Date to: (i) establish commercial relationships concerning products or services that compete with those manufactured or marketed by Xerox as of the Separation Date; or (ii) solicit, induce or encourage such customers to reduce or terminate their established business relationships with Xerox. Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prohibit me from practicing law as an attorney, provided that I do not breach any confidentiality or fiduciary obligations I owe to Xerox.

NON-SOLICITATION OF EMPLOYEES

10.

During the Restricted Period, I will not, individually or on behalf of any third party, solicit for hire, induce, recruit, encourage to terminate employment with Xerox, or hire, any person who is a current employee of Xerox at any time during the Restricted Period or who was an employee of Xerox during the six (6)-month period prior to the Separation Date.

COOPERATION OBLIGATIONS

11.

For a period of thirty-six (36) months from the Separation Date, I agree to reasonably cooperate with Xerox during the course of all proceedings arising out of Xerox’s business about which I have knowledge or information; provided that, in no event shall I be required to cooperate to the extent it would materially conflict with any obligations that I may have to my then-employer or other business obligations. For purposes of this Agreement, (a) “proceedings” includes internal investigations, administrative investigations, or court or arbitration proceedings, and lawsuits (including pre-trial discovery and trial testimony) and (b) “cooperate” includes (i) being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by Xerox, (ii) providing any and all documents in my possession that relate to the proceeding, and (iii) providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings. As a condition of such cooperation, Xerox shall pay me an hourly fee equal to one thousand five hundred dollars ($1,500), and reimburse me for reasonable out-of-pocket expenses that I incur in connection with my cooperation.

DISPUTE RESOLUTION

12.

The parties agree that all claims arising out of or relating to this Agreement and/or the Consulting Agreement, and/or my employment, including my termination of employment (“Covered Claims”), shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act (“FAA”), and the laws of the State of New York (except to the extent preempted by the FAA). The parties agree that any dispute will be arbitrated in New York, New York or other location mutually agreed to by the parties, in accordance with the Employment Arbitration Rules & Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) including rules permitting each of the parties to seek expedited relief in arbitration before a single arbitrator. To the extent permitted by law, all Covered Claims must be brought and pursued in arbitration on an individual basis, meaning for injuries or violations directly experienced by the parties themselves. The parties waive their right to any right to class or collective procedures which means that we waive any right to litigate in court or in arbitration on a class or collective basis. The parties agree that they will not submit, initiate, or participate in any litigation on a class or collective basis. The parties also agree that the arbitrator will have no power to adjudicate or award remedies for violations and/or injuries that a party to the arbitration did not directly experience themself (“Non-individual Claims”). Claims may not be joined or consolidated in arbitration with disputes brought by other individual(s) or for violations suffered by other individual(s), unless agreed to in writing by all parties. Similarly, no arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. If, for any reason, any portion of this waiver of claim joinder is held unenforceable or invalid, then a court of competent jurisdiction, not an arbitrator, will decide the claim or portion of the claim as to which the waiver of claim joinder was held unenforceable, provided that if any portion of the waiver remains valid, the claim will be heard and enforced in arbitration. Further, all individual Covered Claims will remain subject to arbitration. Any claim that must be decided in court pursuant to this provision shall be stayed until the arbitration is concluded, unless such stay is contrary to applicable law. The parties agree that the arbitrator shall apply the law of the State of New York to the claim(s) asserted, except to the extent preempted by federal law. The parties agree that the decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that Xerox will pay reasonable arbitration fees, except that if I initiate a claim, I understand that I will be required to pay any required filing fee up to a maximum of either $400 or the amount required to initiate a claim in court (whichever is lower). Xerox shall pay for its own, as well as my, fees and expenses, including, counsel fees and expenses, incurred in connection with any arbitration Xerox brings against me unless the arbitrator determines that I did not have a good faith defense to Xerox’s claims. In connection with any claims I bring in arbitration against Xerox, the arbitrator shall award me any fees and expenses, including legal fees, if I prevail. The applicable arbitrator shall have authority to award Xerox attorneys’ fees and costs if the arbitrator determines that my claims against Xerox were made in bad faith. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims, and that failure to demand arbitration within the prescribed time period shall result in waiver of those claims. The parties agree that this Agreement shall not apply to any claim that by applicable and binding law may not be arbitrated. I UNDERSTAND AND AGREE THAT BY AGREEING TO THE EXCLUSIVE RESOLUTION OF CLAIMS THROUGH BINDING ARBITRATION IN ACCORDANCE WITH THIS SECTION, I AM WAIVING MY RIGHTS TO BRING SUCH CLAIMS IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL. The parties agree that nothing in this Agreement is intended to limit right of either party to seek equitable relief in a court of competent jurisdiction, including Xerox’s right to seek equitable relief if I breach or threaten to breach any of the provisions in this Agreement or the Consulting Agreement. The parties agree that the rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies. The parties agree that arbitral award determination shall be final and binding upon the parties. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict-of-law principles, except to the extent preempted by Federal law. To the extent not subject to binding arbitration pursuant to this Agreement, any action arising out of or relating to any provisions of this Agreement shall be brought and prosecuted only in the United States District Court of New York, Southern District, or, if such court does not accept jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, New York.

NON-DISPARAGEMENT OBLIGATIONS

13.	Both Pastor and Xerox agree that neither party will make, or cause any person to make, any disparaging remarks about the other party.

ADDITIONAL CONSIDERATION

14.

In addition to fees payable to me under the Consulting Agreement, Xerox will pay directly to my attorney up to Fifty Thousand Dollars ($50,000) for legal fees I incur for legal services actually performed in connection with the review of the separation documents (including, without limitation, this Agreement and the Consulting Agreement) and associated legal advice.

NO THIRD PARTY BENEFICIARIES

15.

Xerox and Pastor hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement, and nothing expressed or referred to in this Agreement shall be construed in this Agreement, or the Release therein, to confer upon any person other than Xerox Holdings Corporation and Pastor, respectively, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any rights to enforce any provision of this Agreement.

16.

In the event Xerox proposes to issue any press release or written public announcement or make any public filing with the U.S. Securities and Exchange Commission that refers to Pastor, Xerox shall advise Pastor in advance, provide Pastor with a reasonable opportunity to review the release, announcement or filing, as applicable, and work in good faith with Pastor to agree to mutually acceptable language or disclosure to be included therein. Pastor acknowledges that Xerox reserves the right to determine (based on the advice of counsel) what is required to be included in any such release, announcement or filing by any governmental authority or exchange with regulatory authority over Xerox.

ACKNOWLEDGEMENT

17.

I acknowledge that I have carefully read and fully understand all of the terms and provisions of this Agreement, I have had a reasonable period of time consisting of at least fourteen (14) days to review it. I further acknowledge that I have had the right to consult with an attorney or other advisor of my choosing about the terms of this Agreement and the consequences of executing it, and I am knowingly and voluntarily signing this Agreement because it is satisfactory to me in all respects.

18.

This Agreement constitutes the complete and final agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the parties regarding the subject matter hereof; provided, however, that nothing contained herein shall supersede the terms and conditions of (1) the Consulting Agreement, (2) the Indemnification Agreement or (3) the Proprietary Information Agreement.

XEROX HOLDINGS CORPORATION

By:	/s/ Steven J. Bandrowczak
Steven J. Bandrowczak
Chief Executive Officer

Acknowledged and Agreed to

LOUIS J. PASTOR

By:	/s/ LOUIS J. PASTOR
Signature

Exhibit B

Description of Services; Compensation

1.

Services. The services under this Agreement (the “Services”) shall consist of advising and consulting the Chief Executive Officer on the sourcing, evaluation, negotiation, implementation and/or execution of any of the following:

•	Transformation projects

•	Strategic partnerships

•	Sustainability initiatives and programs

•	Sourcing/supply arrangements

•	Executive recruiting (which may include interviewing candidates)

•	Organizational design

•	Product and offering development

•	Responses to geopolitical events and global macroeconomic developments

•	The strategy and roadmap for CareAR

For the avoidance of doubt, Pastor shall not render any of the Services unless and until requested by the Chief Executive Officer.

2.	Fees. The compensation for the Services under this Agreement shall consist of (a) and (b) below (collectively, the “Fees”):

(a)

During the Term, Pastor shall be paid a monthly cash fee in the amount of $50,000 (the “Monthly Fee”). The Monthly Fee shall be paid to Pastor in advance on the first business day of each month during the Term.

(b)

A cash lump sum performance fee, payable in 2024 promptly after the Company’s 2023 financial results are determined, but in no event later than April 30, 2024, in an amount equal to the amount Pastor would have been entitled to receive under the Company’s 2023 Management Incentive Plan, as approved by the Compensation Committee of the Company’s Board of Directors on January 18, 2023 (the “MIP”), without any exercise of discretion or weighting attributed to ESG goals or functional goals and 100% weighting attributable to the operational goal of Adjusted EBITDA (as defined in the MIP) in 2023 relative to the target and maximum percentage payout amounts in the MIP (100% and 250%, respectively), and paid in an amount as if Pastor met any and all eligibility criteria or requirements under the MIP with a base salary and target bonus percentage as in effect as on the Effective Date (i.e. 100% of annualized base salary) (“Performance Fee”).

Exhibit C

Indemnification Agreement

Pursuant to the terms of the Separation and Consulting Services Agreement (the “Consulting Agreement”) by and among Xerox Corporation and Xerox Holdings Corporation (collectively, the “Company”) and Louie J. Pastor (“Pastor” or “Indemnitee”), Indemnitee will provide certain post-employment consulting services to the Company for the 12-month period starting May 1, 2023, and ending April 30, 2024, or such earlier date provided by the Consulting Agreement (the “Services”). The Company and the Indemnitee hereby agree to enter into this indemnification agreement (the “Agreement”), effective as of May 1, 2023, with respect to Indemnitee’s performance of the Services.

1.       Indemnification. Under the Agreement, the Company shall indemnify, defend and hold Indemnitee harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including attorney’s fees and expenses) as they are incurred in connection with the investigation of, preparation for, providing evidence in, or defense of any pending or threatened claim or any action or proceeding arising there from, that Indemnitee incurs as a result of having performed the Services (the “Losses”); provided that, to the extent that a court of competent jurisdiction issues a final, non-appealable judgment that any Losses resulted from Indemnitee’s gross negligence, willful misconduct or fraud in connection with the performance of the Services, Indemnitee shall not be entitled to be indemnified for that portion of the Losses and Indemnitee shall repay the Company for any amounts actually paid, in advance, to reimburse Indemnitee in respect of that portion of the Losses. Notwithstanding the foregoing, the Company shall have no liability to Indemnitee under this Paragraph 1 with respect to any action, claim or proceeding to the extent that Indemnitee’s failure to provide notice to the Company, in the form of written notice to the Company’s general counsel (or individual acting in such capacity) and the Secretary of the Company, reasonably promptly after the Indemnitee receives notice of such action, claim or proceeding. results in actual and material prejudice to the Company’s defense with respect to such any action, claim or proceeding.

2.       Other Provisions. The provisions set forth above at Paragraph 1 are in addition to any rights any party may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company and Indemnitee, This Agreement is governed by the laws of the State of New York, without regard to conflicts of laws principles. Any claims or disputes between the Indemnitee and the Company shall be subject to Paragraph 14 of the General Release, Non-Competition and Non-Solicitation Agreement appended as Exhibit A of the Consulting Agreement. This Agreement shall survive the termination of Indemnitee’s performance of the Services.

XEROX HOLDINGS CORPORATION

By:	/s/ Steven J. Bandrowczak
Name:	Steven J. Bandrowczak
Title:	Chief Executive Officer
Date: April 18, 2023

LOUIE J. PASTOR

/s/ LOUIE J. PASTOR
Date: April 18, 2023